Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts) (513) 534-0983 Roberta R. Jennings (Media) (513) 579-4153	FOR IMMEDIATE RELEASE April 14, 2005

FIFTH THIRD BANCORP REPORTS

FIRST QUARTER 2005 RESULTS

Fifth Third Bancorp’s 2005 first quarter earnings per diluted share were $.72 compared to $.75 per diluted share for the same period in 2004. First quarter net income totaled $405 million, a six percent decrease from first quarter 2004’s net income of $430 million. First quarter earnings and balance sheet comparisons were impacted by the acquisition of First National Bankshares of Florida, Inc. (“First National”), including the recognition of $7 million of pre-tax acquisition related charges in the first quarter, or $.01 per diluted share. Excluding the impact of acquisition related charges, earnings per diluted share were $.73; a comparison being provided to supplement an understanding of fundamental earnings trends. First quarter return on average assets (ROA) and return on average equity (ROE) were 1.62 percent and 18.0 percent, respectively, compared to 1.88 percent and 19.7 percent in 2004’s first quarter.

“We continue to make progress in returning to the type of performance our shareholders expect from us,” stated George A. Schaefer, Jr., President and CEO of Fifth Third Bancorp. “While we are not satisfied with bottom line results, we are encouraged by deposit trends, solid momentum in adding new customers and excellent overall results from Fifth Third Processing Solutions. We also saw considerable strength in our lending businesses in the first quarter, highlighted by 24 percent growth in commercial loans and 16 percent growth in consumer loans. Ultimately, higher interest rates combined with good loan and deposit growth will result in strengthening spread based revenues. Credit quality in our loan and lease portfolios remains well behaved and we are continuing to see solid returns from our de-novo banking center expansion efforts, including the first quarter opening of our first banking center in Pittsburgh. However, challenges remain on several fronts. We are working hard to reinvigorate revenue growth in some of our service businesses and we will continue to seek productivity enhancements to drive greater efficiency in our back office operations. These enhancements, combined with expected trend improvement in spread based revenues, provide optimism that results will improve over the remainder of the year.”

“The acquisition of First National, a $5.6 billion asset bank holding company located primarily in the fast-growing markets of Orlando, Tampa, Sarasota, Naples and Fort Myers, was announced in 2004 and completed this quarter. We completed conversion activity in February and have been investing in growth and aggressively expanding our sales force in these markets as we strive to deliver increased product and service capabilities to new and existing customers in our Florida markets.”

Balance Sheet Trends

Retail transaction account and commercial customer additions resulted in good deposit trends in the first quarter. Compared to the same quarter last year, average transaction account balances increased by $6.2 billion, or 15 percent, highlighted by 18 percent growth in average demand deposits and 35 percent growth in average savings and money market balances. Compared to the fourth quarter of 2004, average transaction account balances increased by $2.5 billion, or 22 percent on an annualized sequential basis. Fifth Third is intensely focused on generating growth in customers and deposit balances and remains confident in its ability to competitively price and generate growth in an increasing interest rate environment. Deposit comparisons to 2004 are impacted by the first quarter 2005 acquisition of First National and the second quarter 2004 acquisition of Franklin Financial Corporation (“Franklin Financial”). Exclusive of the impact of these transactions, average transaction account balances increased by eight percent over the same quarter last year and were essentially flat sequentially despite the significant seasonal increases in transaction deposits typically seen in the fourth quarter; comparisons being provided to supplement an understanding of the fundamental deposit trends.

Loan and lease balances exhibited continued strength with period end loans and leases increasing by $5.1 billion from last quarter, or 35 percent on an annualized sequential basis. On an average basis, total loans and leases, including held for sale, increased by 19 percent over the same quarter last year and by 38 percent on an annualized sequential basis. Period end commercial loan and lease balances increased by 24 percent over the same quarter last year and by $3.9 billion, or 50 percent on an annualized sequential basis. Period end consumer loan and lease balances excluding residential mortgage, increased by eight percent over the same quarter last year and by $805 million, or 15 percent on an annualized sequential basis. Loan and lease comparisons to prior year periods are impacted by the addition of approximately $3.9 billion in total loans in conjunction with the acquisition of First National and approximately $581 million in total loans in conjunction with the acquisition of Franklin Financial. Exclusive of the impact of these transactions, total commercial loan and lease balances increased 13 percent and total consumer loan and lease balances, excluding residential mortgages, increased six percent over last year. On an annualized sequential basis, commercial loan and lease balances increased 14 percent and consumer loan and lease balances, excluding residential mortgages, increased eight percent; comparisons being provided to supplement an understanding of fundamental lending trends.

Compared to the first quarter of 2004, net interest income on a fully taxable equivalent basis was essentially flat despite eight percent growth in average earning assets due to a 22 basis point (bp) decline in the net interest margin. Compared to the fourth quarter of 2004, net interest income on a fully taxable equivalent basis increased four percent on an annualized sequential basis, or $7 million, due to a three bp increase in the net interest margin and good growth in average earning assets mitigated by day count comparisons. Margin and net interest income trends and comparisons to prior periods are impacted by the first quarter 2005 acquisition of First National, including a modestly negative impact to net interest income from purchase accounting loan and deposit net amortization, the repurchase of common stock described in further detail later in this document and the full quarter average impact of previously disclosed balance sheet initiatives undertaken in the fourth quarter of 2004 to reduce the risks associated with increasing interest rates including: (i) sale of approximately $6.4 billion in the available-for-sale securities portfolio; (ii) the early retirement of approximately $2.8 billion of long-term debt; (iii) the termination of $2.8 billion in notional of receive-fixed/pay-variable interest rate swaps; and (iv) reductions in certain other wholesale borrowings. Margin trends in 2005 will depend upon the speed of further interest rate changes and the level and mix of earning asset and deposit growth.

On January 1, 2005, Fifth Third completed the acquisition of First National with the issuance of 30.6 million shares for a total purchase price of approximately $1.5 billion. The transaction resulted in approximately $71 million in core deposit and other intangible assets, net of related deferred taxes, and approximately $1.2 billion in goodwill, inclusive of approximately $28 million of employee-related payments and certain contract termination charges, net of tax, recognized in the opening balance sheet. As previously announced, conversion activity was completed on February 14, 2005.

On January 10, 2005, Fifth Third repurchased 35.5 million shares of its common stock, approximately six percent of total outstanding shares, for approximately $1.6 billion in an overnight accelerated share repurchase transaction. The transaction provides that the counterparty will purchase shares in the market over a period of time. Upon completion, the Bancorp will receive or pay a price adjustment in the form of cash or shares, at its election, that is largely based on the volume weighted-average price of the shares purchased by the counterparty. On January 18, 2005, Fifth Third announced that its Board of Directors had authorized the repurchase of 20 million shares of common stock through the open market or in any private transaction. The timing of the purchases and the exact number of shares to be purchased depends upon market conditions and may commence upon the completion of the overnight accelerated share repurchase transaction.

Noninterest Income

Fifth Third Processing Solutions, our electronic payment processing division, delivered a 13 percent increase in revenues over the same quarter last year. Comparisons to prior periods are impacted by the significant seasonal increases in transaction volumes typically seen in the fourth quarter and the sale of certain small merchant processing contracts in the second and third quarters of 2004. Excluding the $25 million revenue impact of sold contracts in the prior year period, first quarter revenues increased by 36 percent over the same period last year; a comparison being provided to supplement an understanding of the fundamental revenue trends.

First quarter trends are representative of strong continuing momentum in attracting new customer relationships and good results in the level of retail sales activity. Fifth Third continues to see significant opportunities to attract new financial institution customers and retailers.

Investment Advisory revenues decreased by four percent over the same quarter last year and increased by 35 percent on an annualized sequential basis. The decrease in service revenue in the first quarter relative to last year resulted primarily from declines in retail brokerage related revenues. The increase in revenue compared to the fourth quarter last year resulted primarily from seasonal strength in retail brokerage and improved results in institutional asset management and private client services. Fifth Third expects near and intermediate term revenue growth to be driven by the degree of success in continuing to grow the institutional money management business and in penetrating a large middle market commercial customer base with retirement and wealth planning services. Fifth Third Investment Advisors, among the largest money managers in the Midwest, has $34 billion in assets under management and $183 billion in assets under care.

Deposit service revenues decreased one percent compared to the same quarter last year despite growth in the number of consumer and commercial account relationships. Both retail and commercial deposit based revenues were essentially unchanged from prior year levels. Compared to the fourth quarter of last year, commercial deposit based revenues were essentially flat despite increased activity and retail deposit based revenues declined eight percent due to both seasonal factors and declines in consumer overdraft related revenues.

Mortgage net service revenue totaled $41 million in the first quarter compared to $24 million last quarter and $44 million in 2004’s first quarter. Mortgage originations totaled $1.9 billion in the first quarter versus $2.0 billion last quarter and $2.0 billion in the first quarter of last year. First quarter mortgage banking net service revenue was comprised of $47 million in total mortgage banking fees and loan sales, plus $4 million in amortization and valuation adjustments on mortgage servicing rights and less $10 million of losses and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments. The mark-to-market adjustments and settlement of free-standing derivative financial instruments and corresponding valuation adjustments resulted from interest rate volatility and the resulting impact of changing prepayment speeds on the mortgage servicing portfolio. The mortgage servicing asset, net of the valuation reserve, was $367 million at March 31, 2005 on a servicing portfolio of $23.3 billion, compared to $339 million last quarter on a servicing portfolio of $23.0 billion.

Other noninterest income totaled $153 million in the first quarter, an eight percent increase from the first quarter last year and a 20 percent increase from last quarter. Comparisons to prior periods are impacted by the first quarter 2005 acquisition of First National. Compared to the first quarter of last year, revenue improvement was realized in cardholder fees, commercial banking revenue, including strong performance in international, bank owned life insurance and customer derivative sales. Compared to the fourth quarter of last year, revenue improvement was realized in cardholder fees, bank owned life insurance and student loan sales.

Credit Quality

Credit quality metrics and trends remained fairly consistent in the first quarter and improved compared to the same quarter last year. Net charge-offs as a percentage of average loans and leases were 40 bp in the first quarter, compared to 44 bp last quarter and 54 bp in the first quarter of 2004. Nonperforming assets were 53 bp of total loans and leases and other real estate owned at March 31, 2005, up slightly from 51 bp last quarter and improved from the 57 bp posted a year ago. Overall, the level of nonperforming loans and net charge-offs remains a small percentage of the total loan and lease portfolio. Net charge-offs were $63 million in the first quarter, compared to $71 million in the same quarter last year and $65 million in the fourth quarter of 2004. The provision for loan and lease losses totaled $67 million in the first quarter compared to $87 million in the same quarter last year and $65 million in the fourth quarter of 2004. The loan and lease assets of First National were recorded on Fifth Third’s balance sheet at their respective fair values as of January 1, 2005. Estimated credit impairment was included in this determination of fair value; therefore, the previously existing allowance for loan and lease losses did not carryover to the allowance for loan and lease losses on Fifth Third’s balance sheet. Fifth Third expects credit quality trends in 2005 to remain similar to those seen in recent periods.

Noninterest Expense

Total noninterest expense increased nine percent over the same quarter last year and decreased 25 percent compared to last quarter. Comparisons to prior periods are notably impacted by the following factors: the previously disclosed $247 million in charges related to the early retirement of approximately $2.8 billion of long-term debt in the fourth quarter of 2004 and increases across all expense captions due in part to the first quarter 2005 acquisition of First National, including $7 million in acquisition related expenses, a $4 million increase in marketing costs in Florida markets and $5 million in increased intangible amortization. Increases in expenses compared to the same period last year are predominantly related to information technology expenditures and significant investments in the sales force and retail distribution network as evidenced by the increase in headcount and the corresponding increases in the employee-related and net occupancy expense captions. Compared to the same quarter last year, Fifth Third has added 132 net banking centers to the retail distribution network, non-employee information technology expenses have increased by $10 million and total full-time equivalent employees have increased by approximately 2,700, including approximately 2,300 sales personnel. Fifth Third’s first quarter efficiency ratio was 51.6 percent, compared to 76.0 percent last quarter and 46.8 percent in the first quarter of last year.

Conference Call

Fifth Third will host a conference call to discuss these first quarter financial results at 9:00 a.m. (Eastern Time) today. Investors, analysts and other interested parties may dial into the conference call at 877-309-0967 for domestic access and 706-679-3977 for international access (password: Fifth Third). A replay of the conference call will be available for approximately seven days by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode: 5391102#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $102.7 billion in assets as of March 31, 2005. The Company operates 17 affiliates with 1,092 full-service Banking Centers, including 130 Bank Mart® locations open seven days a week inside select grocery stores and 1,988 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

This release may contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which we do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect us or the businesses in which we are engaged;(8) difficulties in combining the operations of acquired entities; and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Fifth Third.

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FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

	For the Three Months Ended
	March 31, 2005	March 31, 2004	Percent Change
Earnings ($ in millions, except per share data)
Net interest income (taxable equivalent)	$759	759	-
Net income	405	430	(6.0)
Earnings Per Share
Basic	0.73	0.76	(3.9)
Diluted	0.72	0.75	(4.0)
Key Ratios (percent)
Return on average assets	1.62%	1.88	(13.8)
Return on average shareholders’ equity	18.0	19.7	(8.6)
Net interest margin (taxable equivalent)	3.38	3.60	(6.1)
Efficiency	51.6	46.8	10.3
Average equity as a percent of average assets	9.02	9.55	(5.5)
Regulatory capital (a):
Tier 1 capital	8.46	10.96	(22.8)
Total risk-based capital	10.33	13.22	(21.9)
Tier 1 leverage	7.61	9.23	(17.6)
Common Stock Data
Cash dividends per common share	$0.35	0.32	9.4
Book value per share	16.04	15.77	1.7
Market price per share:
High	48.12	60.00	(19.8)
Low	42.05	53.27	(21.1)
End of period	42.98	55.37	(22.4)
Price/Earnings ratio (b)	16.22	18.77	(13.6)
(a)	March 31, 2005 regulatory capital ratios are estimated.
(b)	Based on the most recent twelve-month earnings per diluted share and end of period stock prices.

Values Per Share

	Book Value Per Share				Market Price Range Per Share
	March 31	June 30	September 30	December 31	Low	High
2000	$10.07	10.42	10.82	11.83	$29.33	$60.88
2001	12.33	12.40	12.97	13.31	45.69	64.77
2002	13.59	14.31	14.69	14.98	55.26	69.70
2003	15.31	15.25	15.24	15.29	47.05	62.15
2004	15.77	14.97	16.11	16.00	45.32	60.00
2005	16.04				42.05	48.12

	For the Three Months Ended
Earnings Per Share	March 31	June 30	September 30	December 31		Year-to-Date
2000	$0.43	0.39	0.51	0.53		$1.86
2001	0.49	0.18	0.44	0.63		1.74
2002	0.63	0.65	0.67	0.69		2.64
2003	0.68	0.72	0.73	0.78		2.91
2004	0.76	0.80	0.84	0.31		2.72
2005	0.73					0.73

	For the Three Months Ended
Earnings Per Diluted Share	March 31	June 30	September 30	December 31		Year-to-Date
2000	$0.43	0.38	0.50	0.52		$1.83
2001	0.48	0.18	0.43	0.61		1.70
2002	0.62	0.64	0.66	0.67		2.59
2003	0.67	0.71	0.72	0.77		2.87
2004	0.75	0.79	0.83	0.31		2.68
2005	0.72					0.72

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
Interest income
Interest and fees on loans and leases	$867	669
Interest on securities:
Taxable	267	308
Exempt from income taxes	10	12
Total interest on securities	277	320
Interest on other short-term investments	1	1
Total interest income	1,145	990
Interest expense
Interest on deposits:
Interest checking	63	37
Savings	27	9
Money market	25	7
Other time	52	40
Certificates - $100,000 and over	25	9
Foreign office	27	15
Total interest on deposits	219	117
Interest on federal funds purchased	25	18
Interest on short-term bank notes	5	1
Interest on other short-term borrowings	27	16
Interest on long-term debt	118	88
Total interest expense	394	240
Net interest income	751	750
Provision for loan and lease losses	67	87
Net interest income after provision for loan and lease losses	684	663
Noninterest income
Electronic payment processing revenue	168	148
Service charges on deposits	121	123
Mortgage banking net revenue	41	44
Investment advisory revenue	90	93
Other noninterest income	153	141
Operating lease revenue	20	52
Securities gains, net	14	25
Total noninterest income	607	626
Noninterest expense
Salaries, wages and incentives	265	245
Employee benefits	82	76
Equipment expense	25	20
Net occupancy expense	54	46
Operating lease expense	15	38
Other noninterest expense	264	223
Total noninterest expense	705	648
Income before income taxes	586	641
Applicable income taxes	181	211
Net income	$405	430
Net income available to common shareholders (a)	$404	430
Earnings per share	$0.73	0.76
Earnings per diluted share	$0.72	0.75
(a)	Dividend on Preferred Stock is $.185 million for the three months ended March 31, 2005 and 2004.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	March 31, 2005	March 31, 2004
Total shareholders’ equity, beginning	$8,924	8,667
Net income	405	430
Other comprehensive income, net of tax:
Change in unrealized (losses) gains on available-for-sale securities, qualifying cash flow hedges and additional pension liability	(154)	219
Comprehensive income	251	649
Cash dividends declared:
Common stock (2005 - $.35 per share and 2004 - $.32 per share)	(194)	(180)
Preferred stock (a)	-	-
Stock options exercised, including treasury shares issued	26	29
Stock-based compensation expense	18	23
Loans repaid related to the exercise of stock options, net	2	-
Excess corporate tax benefit related to stock-based compensation	3	-
Shares purchased	(1,640)	(325)
Acquisitions	1,498	-
Other	-	1
Total shareholders’ equity, ending	$8,888	8,864
(a)	Dividend on Preferred Stock is $.185 million for the three months ended March 31, 2005 and 2004.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income (Taxable Equivalent)

(unaudited) ($ in millions)

	For the Three Months Ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Interest income	$1,145	1,081	1,043	1,000	990
Taxable equivalent adjustment	8	9	9	9	9
Interest income (taxable equivalent)	1,153	1,090	1,052	1,009	999
Interest expense	394	338	286	238	240
Net interest income (taxable equivalent)	759	752	766	771	759
Provision for loan and lease losses	67	65	26	90	87
Net interest income after provision for loan and lease losses (taxable equivalent)	692	687	740	681	672
Noninterest income	607	479	611	749	626
Noninterest expense	705	935	648	742	648
Income before income taxes (taxable equivalent)	594	231	703	688	650
Applicable income taxes	181	46	223	231	211
Taxable equivalent adjustment	8	9	9	9	9
Net income	$405	176	471	448	430
Net income available to common shareholders (a)	$404	176	471	448	430
(a)	Dividend on Preferred Stock is $.185 million for all quarters presented.

Noninterest Income and Noninterest Expense

(unaudited) ($ in millions)

	For the Three Months Ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Noninterest income
Electronic payment processing revenue	$168	173	152	148	148
Service charges on deposits	121	126	134	131	123
Mortgage banking net revenue	41	24	49	61	44
Investment advisory revenue	90	82	88	97	93
Other noninterest income	153	125	137	268	141
Operating lease revenue	20	27	35	44	52
Securities gains (losses), net	14	(78)	16	-	25
Total noninterest income	$607	479	611	749	626
Noninterest expense
Salaries, wages and incentives	$265	266	252	254	245
Employee benefits	82	56	64	66	76
Equipment expense	25	23	22	19	20
Net occupancy expense	54	48	45	47	46
Operating lease expense	15	20	24	32	38
Other noninterest expense (a)	264	522	241	324	223
Total noninterest expense	$705	935	648	742	648
Full-time equivalent employees	21,287	19,659	19,061	18,937	18,583
Banking centers	1,092	1,011	1,005	992	960
(a)	Includes intangible amortization expense of $12 million, $7 million, $7 million, $6 million and $9 million for the three months ended March 31, 2005, December 31, 2004, September 30, 2004, June 30, 2004 and March 31, 2004, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited) ($ in millions, except share data)

	As of
	March 31, 2005	March 31, 2004
Assets
Cash and due from banks	$2,420	2,012
Available-for-sale securities (a)	25,101	30,577
Held-to-maturity securities (b)	303	179
Trading securities	128	96
Other short-term investments	1,213	191
Loans held for sale	809	1,661
Loans and leases:
Commercial loans	17,500	14,469
Construction loans	5,922	3,820
Commercial mortgage loans	9,048	7,197
Commercial lease financing	4,533	4,559
Residential mortgage loans	7,416	4,937
Consumer loans	19,698	17,794
Consumer lease financing	2,099	2,606
Unearned income	(1,314)	(1,470)
Total loans and leases	64,902	53,912
Allowance for loan and lease losses	(717)	(713)
Total loans and leases, net	64,185	53,199
Bank premises and equipment	1,529	1,102
Operating lease equipment	224	658
Accrued interest receivable	438	412
Goodwill	2,167	738
Intangible assets	243	155
Servicing rights	378	283
Other assets	3,575	2,539
Total assets	$102,713	93,802

Liabilities
Deposits:
Demand	$13,960	12,374
Interest checking	19,722	19,376
Savings	9,711	7,391
Money market	4,777	2,995
Other time	8,017	5,978
Certificates - $100,000 and over	3,867	2,569
Foreign office	5,257	4,567
Total deposits	65,311	55,250
Federal funds purchased	2,669	7,501
Short-term bank notes	775	500
Other short-term borrowings	4,925	7,252
Accrued taxes, interest and expenses	2,273	2,411
Other liabilities	1,551	1,034
Long-term debt	16,321	10,990
Total liabilities	93,825	84,938
Total shareholders’ equity (c)	8,888	8,864
Total liabilities and shareholders’ equity	$102,713	93,802
(a)	Amortized cost: March 31, 2005 - $25,558 and March 31, 2004 - $30,342.
(b)	Market values: March 31, 2005 - $303 and March 31, 2004 - $179.
(c)	Common Shares: Stated value $2.22 per share; authorized 1,300,000,000; outstanding March 31, 2005 - 554,054,749 (excluding 29,372,355 treasury shares) and March 31, 2004 - 562,131,643 (excluding 21,320,048 treasury shares).

FIFTH THIRD BANCORP AND SUBSIDIARIES

Loans and Leases Serviced

(unaudited) ($ in millions)

	As of
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Commercial
Commercial loans	$17,500	16,058	15,259	15,244	14,469
Mortgage	9,048	7,636	7,644	7,541	7,197
Construction	5,365	4,348	4,077	3,768	3,493
Lease financing	3,416	3,426	3,357	3,275	3,327
Subtotal	35,329	31,468	30,337	29,828	28,486
Consumer
Consumer loans	18,909	18,080	17,829	17,522	17,037
Mortgage & construction	7,973	7,366	6,852	6,213	5,264
Credit card	790	843	809	779	757
Lease financing	1,901	2,051	2,209	2,337	2,368
Subtotal	29,573	28,340	27,699	26,851	25,426
Total loans and leases	64,902	59,808	58,036	56,679	53,912

Loans held for sale	809	559	452	577	1,661

Operating lease equipment	224	304	394	525	658

Loans and Leases Serviced for Others
Residential mortgage (a)	23,341	23,026	23,458	23,943	24,114
Commercial mortgage (b)	2,043	2,045	2,091	2,104	2,147
Commercial loans (c)	2,351	1,941	2,033	1,913	1,953
Commercial leases (b)	271	323	220	217	226
Consumer loans (d)	1,192	1,298	1,407	1,511	832
Total loans and leases serviced for others	29,198	28,633	29,209	29,688	29,272
Total loans and leases serviced	$95,133	89,304	88,091	87,469	85,503
(a)	Fifth Third sells certain residential mortgage loans, primarily conforming and fixed-rate in nature, and retains servicing responsibilities.
(b)	Fifth Third sells certain commercial mortgage loans and commercial leases and retains servicing responsibilities.
(c)	Fifth Third transfers, subject to credit recourse and with servicing retained, certain investment grade commercial loans to an unconsolidated qualified special purpose entity (QSPE), which is wholly-owned by an independent third party.
(d)	Fifth Third sells certain consumer loans and retains servicing responsibilities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in millions)

	For the Three Months Ended
	March 31, 2005		March 31, 2004
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Interest-earning assets:
Loans and leases	$65,076	5.42%	$54,688	4.94%
Taxable securities	24,935	4.34	28,854	4.30
Tax exempt securities	856	7.36	995	7.27
Other short-term investments	328	1.56	231	0.90
Total interest-earning assets	91,195	5.13	84,768	4.74
Cash and due from banks	2,619		2,046
Other assets	7,908		5,828
Allowance for loan and lease losses	(714)		(699)
Total assets	$101,008		$91,943

Liabilities
Interest-bearing liabilities:
Interest checking	$19,972	1.27%	$19,552	0.75%
Savings	9,339	1.15	7,294	0.49
Money market	4,786	2.14	3,149	0.85
Other time	7,787	2.72	5,780	2.82
Certificates-$100,000 and over	3,539	2.92	2,213	1.63
Foreign office	4,340	2.48	5,935	1.01
Federal funds purchased	4,170	2.41	7,192	1.00
Short-term bank notes	775	2.53	500	1.01
Other short-term borrowings	4,933	2.18	6,837	0.92
Long-term debt	15,604	3.10	10,294	3.48
Total interest-bearing liabilities	75,245	2.12	68,746	1.41
Demand deposits	13,484		11,402
Other liabilities	3,171		3,016
Total liabilities	91,900		83,164
Shareholders’ equity	9,108		8,779
Total liabilities and shareholders’ equity	$101,008		$91,943

Average common shares outstanding:
Basic	556,361,533		563,583,277
Diluted	561,658,848		571,612,473

Ratios:
Net interest margin (taxable equivalent)		3.38%		3.60%
Net interest rate spread (taxable equivalent)		3.01%		3.33%
Interest-bearing liabilities to interest-earning assets		82.51%		81.10%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Regulatory Capital

(unaudited) ($ in millions)

	March 31, 2005 (a)	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Tier 1 capital:
Shareholders’ equity	$8,888	8,924	9,040	8,393	8,864
Goodwill and certain other intangibles	(2,410)	(1,129)	(1,137)	(1,143)	(893)
Unrealized losses/(gains)	314	101	146	491	(162)
Other	700	626	617	605	585
Total tier 1 capital	$7,492	8,522	8,666	8,346	8,394
Total risk-based capital:
Tier 1 capital	$7,492	8,522	8,666	8,346	8,394
Qualifying allowances for credit losses	808	806	806	831	801
Qualifying subordinated notes	848	848	868	932	926
Total risk-based capital	$9,148	10,176	10,340	10,109	10,121
Risk-weighted assets	$88,562	82,633	80,749	78,779	76,587
Ratios (percent):
Average equity as a percent of average assets	9.02%	9.51	9.21	9.08	9.55
Regulatory capital:
Tier 1 capital	8.46%	10.31	10.73	10.59	10.96
Total risk-based capital	10.33%	12.31	12.81	12.83	13.22
Tier 1 leverage	7.61%	8.89	9.13	8.97	9.23
(a)	March 31, 2005 regulatory capital data and ratios are estimated.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Asset Quality

(unaudited) ($ in millions)

	For the Three Months Ended
Summary of Loan and Lease Losses	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Losses charged off:
Commercial, financial and agricultural loans	$(16)	(19)	(24)	(21)	(31)
Real estate - commercial mortgage loans	(2)	(7)	(1)	(2)	(3)
Real estate - construction loans	(1)	(3)	-	(3)	(1)
Real estate - residential mortgage loans	(5)	(4)	(3)	(3)	(4)
Consumer loans	(42)	(42)	(37)	(38)	(40)
Lease financing	(14)	(9)	(7)	(9)	(9)
Total losses	(80)	(84)	(72)	(76)	(88)

Recoveries of losses previously charged off:
Commercial, financial and agricultural loans	3	4	3	3	4
Real estate - commercial mortgage loans	1	1	1	1	1
Real estate - construction loans	1	-	-	-	-
Real estate - residential mortgage loans	-	-	-	-	-
Consumer loans	11	12	9	11	10
Lease financing	1	2	2	2	2
Total recoveries	17	19	15	17	17

Net losses charged off:
Commercial, financial and agricultural loans	(13)	(15)	(21)	(18)	(27)
Real estate - commercial mortgage loans	(1)	(6)	-	(1)	(2)
Real estate - construction loans	-	(3)	-	(3)	(1)
Real estate - residential mortgage loans	(5)	(4)	(3)	(3)	(4)
Consumer loans	(31)	(30)	(28)	(27)	(30)
Lease financing	(13)	(7)	(5)	(7)	(7)
Total net losses charged off	$(63)	(65)	(57)	(59)	(71)

Allowance for loan and lease losses rollforward:
Allowance for loan and lease losses, beginning	$713	713	744	713	697
Total net losses charged off	(63)	(65)	(57)	(59)	(71)
Provision for loan and lease losses	67	65	26	90	87
Allowance for loan and lease losses, ending	$717	713	713	744	713
Reserve for unfunded commitments rollforward:
Reserve for unfunded commitments, beginning	$72	72	68	70	73
Change - other noninterest expense	(5)	-	4	(2)	(3)
Reserve for unfunded commitments, ending	$67	72	72	68	70
Components of allowance for credit losses:
Allowance for loan and lease losses	$717	713	713	744	713
Reserve for unfunded commitments	67	72	72	68	70
Total allowance for credit losses	$784	785	785	812	783

	As of
Nonperforming and Underperforming Assets	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Nonaccrual loans and leases (a)	$268	228	207	216	233
Renegotiated loans and leases	5	1	3	3	1
Other assets, including other real estate owned	70	74	72	64	74
Total nonperforming assets	343	303	282	283	308
Ninety days past due loans and leases (a)	129	142	137	132	133
Total underperforming assets	$472	445	419	415	441

Average loans and leases (b)	$64,269	58,714	57,160	54,960	52,927
Loans and leases (b)	$64,902	59,808	58,036	56,679	53,912

Ratios:
Net losses charged off as a percent of average loans and leases	0.40%	0.44	0.40	0.43	0.54
Allowance for loan and lease losses as a percent of loans and leases	1.11%	1.19	1.23	1.31	1.32
Allowance for credit losses as a percent of loans and leases	1.21%	1.31	1.35	1.43	1.45
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	0.53%	0.51	0.48	0.50	0.57
Underperforming assets as a percent of loans, leases and other assets, including other real estate owned	0.73%	0.74	0.72	0.73	0.82
(a)	Nonaccrual includes $23 million and Ninety Days Past Due includes $43 million of residential mortgage loans as of March 31, 2005.
(b)	Excludes loans held for sale.